Press Release

Source: UOMO Media Inc.

UOMO Media Signs International Management Deal with Grammy Nominated Tricky Stewart & Redzone Entertainment

Tuesday February 5, 8:00 am ET

TORONTO--(BUSINESS WIRE)--UOMO Media Inc. (OTCBB:UOMO - News), a multi-channel entertainment and media company, today announced it has signed an exclusive international management agreement with Tricky Stewart and Redzone Entertainment. Tricky Stewart and Redzone Entertainment have been responsible for over 25 million records sold, producing acts such as Pink, Britney Spears, Celine Dion, and most recently collaborations culminating in three Grammy nominations for writing and producing the single “Umbrella” for Rihanna featuring Jay-Z, and one Grammy nomination for “Just Fine” for Mary J. Blige.

“UOMO’s strategy is to create, acquire and own high-value entertainment related intellectual property.” commented Mr. Camara Alford, CEO of UOMO Media Inc. “By signing this agreement with one of the most sought after creative forces in the music industry, we re-affirm that principle. We look forward to working with Redzone, to develop new markets and opportunities for their proven talents.”

Redzone Entertainment was founded by brothers Tricky Stewart, Mark E. Stewart, and Laney Stewart in 1995. Since then Redzone’s discography has grown exponentially with collaborations with some of most talented artists in the world.

“Mr. Alford’s expertise internationally will be a great resource and we look forward to working with UOMO in combining our skills in the international music and entertainment arena,” commented Mark Stewart, President of Redzone Entertainment, Inc.

About UOMO Media Inc.

UOMO Media Inc. is a multi-channel entertainment company that acquires, produces, manages and promotes intellectual media content and digital assets. UOMO integrates existing and well-established revenue streams in recorded music, publishing, talent management and distribution through its four operating divisions: UOMO Digital Distribution, UOMO Recorded Music, UOMO Talent Management, and UOMO Publishing. IFPI estimates that globally, the broader music industry was worth US$130 billion in 2006. www.uomomedia.com.

Forward Looking Statements:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development and acquisition of new product lines and services, government approval processes, the impact of competitive products or pricing from technological changes, the effect of economic conditions and other uncertainties, and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. UOMO Media Inc. takes no obligation to update or correct forward-looking statements.

Contact:

Haynes Capital Corp.

Dusan Elko, 646-808-0685

uomo@haynescapital.com

www.uomomedia.com